Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Quinlan, CFO
Neogen Corporation, 517/372-9200

Neogen reports second quarter results

LANSING, Mich., Dec. 22, 2020 — Neogen Corporation (NASDAQ: NEOG) announced today that revenues for the second quarter of its 2021 fiscal year, which ended Nov. 30, were $115,000,000, a 7% increase compared to the previous year’s second quarter revenues of $107,803,000. Current year-to-date revenues were $224,325,000, also an increase of 7%, compared to $209,227,000 for the same period a year ago.

Second quarter net income was $15,885,000, or $0.30 per share, compared to the prior year’s $16,276,000, or $0.31 per share. Current year-to-date net income was $31,745,000, or $0.60 per share, compared to $30,928,000, or $0.59 per share, for the same period a year ago.

“We are pleased to report growth across our business during the quarter, even as we continue to fight global market disruptions caused by the resurgent COVID-19 pandemic. We recorded a strong 13% sales increase in our animal safety segment, while also reporting significant sales increases in our new food safety product offerings,” said John Adent, Neogen’s president and chief executive officer. “While much uncertainty remains, we are seeing indications that we are on the road to recovery, with successful new product launches, and strong sales increases across our diverse product portfolio in countries now less affected by COVID, including China and Australia.”

Neogen’s gross margin was 46.3% of sales in its second quarter of the current year, compared to 47.3% recorded in the same quarter of the prior fiscal year. The change in margin percentage was the result of a product mix shift towards Animal Safety products, which have lower margins. Sales of food safety products continued to be adversely affected by the COVID-19 global pandemic.

During the quarter, the company incurred nearly $1 million in expenses for strategic consulting, due diligence and other professional fees, the result of acquisition activities that were ultimately not completed; these non-recurring expenses reduced earnings by approximately $0.02 per share. Operating income was $19,245,000, or 16.7% of sales, for the second quarter, compared to $18,272,000, or 16.9%, in the same quarter a year ago. Interest income declined $716,000 from last year’s second quarter, due primarily to the precipitous drop in interest rates on our marketable securities.

“We continue to proactively address issues associated with the ongoing difficult operating environment, including strengthening our global supply chain and adequately staffing our worldwide operations,” said Steve Quinlan, Neogen’s chief financial officer. “Although currency headwinds resulted in comparative revenues being reduced by approximately $1.2 million during the quarter, entirely in the Food Safety segment, this is an improvement over the first quarter as the U.S. dollar has recently weakened somewhat against a number of currencies in countries where we do business.”

Revenues for the company’s Food Safety segment increased 1% during the second quarter compared to the prior year quarter, from $56,854,000 to $57,534,000. The segment’s performance benefitted from a 13% increase in sales of its Soleris® microbial testing system compared to the prior year quarter. In July 2020, Neogen launched its Soleris Next Generation (NG) system that can rapidly detect a wide variety of microorganisms that threaten the safety and quality of food and other consumer products, and it has gained robust initial market acceptance. The current quarter also featured a 6% increase in sales of the company’s Listeria Right Now™ test system, which detects and reports bacteria in environmental samples in under 60 minutes — without the need to enrich samples. The segment’s sales performance was also aided by new sales from recently acquired businesses in Italy, Argentina, Uruguay, and Chile. These increases were offset by flat sales growth of its natural toxins and food allergen product lines, and reductions in sales of foodborne pathogen (8%), general sanitation (8%) and culture media (3%) products, all caused in part by COVID-19-related disruptions in many of the company’s end markets.

Neogen’s Animal Safety segment reported revenues of $57,466,000 for the second quarter of the 2021 fiscal year, compared to $50,949,000 in the prior year second quarter — an increase of 13%. This increase was driven by continued new sales of cleaners and disinfectants used to fight the spread of COVID-19; a 24% increase in sales of rodenticides as the U.S. Pacific Northwest continues to fight rodent pressure; and large increases in sales of genomic testing services, insecticides (aided by the July 2020 acquisition of Elanco’s StandGuard® product), animal care products, and needles and syringes — when compared to the prior year’s second quarter, as animal protein markets gained strength.

International highlights for the current quarter included a 59% increase in sales at Neogen China, including significant increases in sales of disinfectants and genomic products as the nation recovers from its COVID-19 and African swine fever outbreaks, and a 13% increase in Mexico and Central America driven by sales increases in cleaners and disinfectants, rodenticides, detectable needles, and genomics. Neogen Australasia’s quarterly revenue increased 81%, including strong sales gains for genomic and animal safety products, as well as new sales from the March 2020 acquisition of a former distributor of Neogen’s food safety products. Neogen’s sales in the current quarter also increased 9% at our U.K. operations, led by strength in sales of cleaners and disinfectants, and 5% in India. Revenues declined 22% in Brazil, as a large, one-time sale of insecticides in the prior year quarter did not recur, and as the result of adverse currency impact due to the 25% devaluation of the real against the dollar.

Revenues from Neogen’s worldwide animal genomics business increased 12% in the second quarter of fiscal 2021 compared to the prior year, led by increases in companion animal genomic testing due to a surge in COVID-19-related pet adoptions and continued penetration into the veterinary markets, and testing through beef and dairy breed associations. Internationally, Neogen’s genomic sales increased in Australia (mainly bovine and canine), China (dairy cattle and porcine as the country recovers from an outbreak in African swine fever), and Latin America (dairy cattle). Neogen recently launched Igenity® Canine Wellness, a preventative care DNA screening tool.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in worldwide biosecurity products, animal genomics testing, and the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals and veterinary instruments.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA (In thousands, except for per share and percentages)
	Quarter ended Nov. 30		Six months ended Nov. 30
	2020	2019	2020	2019
Revenue
Food Safety	$57,534	$56,854	$111,719	$107,876
Animal Safety	57,466	50,949	112,606	101,351

Total revenue	115,000	107,803	224,325	209,227
Cost of sales	61,786	56,777	120,809	110,007

Gross margin	53,214	51,026	103,516	99,220
Operating expenses
Sales & marketing	17,729	17,988	34,245	35,531
Administrative	12,184	10,985	23,197	21,684
Research & development	4,056	3,781	7,934	7,469

Total operating expenses	33,969	32,754	65,376	64,684

Operating income	19,245	18,272	38,140	34,536
Other income	90	954	1,005	2,342

Income before tax	19,335	19,226	39,145	36,878
Income tax	3,450	2,950	7,400	5,950

Net income	$15,885	$16,276	$31,745	$30,928
Net income per diluted share	$0.30	$0.31	$0.60	$0.59

Other information:
Shares to calculate per share	53,404	52,876	53,300	52,712
Depreciation & amortization	$4,803	$4,548	$9,523	$8,985
Interest income	555	1,271	1,277	2,781
Gross margin (% of sales)	46.3%	47.3%	46.1%	47.4%
Operating income (% of sales)	16.7%	16.9%	17.0%	16.5%
Revenue vs. FY 2020	6.7%		7.2%
Net income vs. FY 2020	-2.4%		2.6%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA (In thousands)
	Nov. 30	May 31
	2020	2020
Assets
Current assets
Cash & investments	$390,765	$343,673
Accounts receivable	79,931	84,681
Inventory	92,529	95,053
Other current assets	15,201	13,999

Total current assets	578,426	537,406
Property & equipment, net	83,774	78,671
Goodwill & other assets	183,426	181,105

Total assets	$845,626	$797,182
Liabilities & Equity
Current liabilities	$44,587	$48,489
Non-current liabilities	23,644	23,516
Equity: Shares outstanding 53,244 at Nov. 30 & 52,946 at May 31	777,395	725,177

Total liabilities & equity	$845,626	$797,182

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